Exhibit 99.1

For Immediate Release	Contact: Ann Storberg, Investor Relations
(517) 324-6629
AMERICAN PHYSICIANS CAPITAL, INC. ADOPTS NEW RULE 10b5-1 PLAN FOR
2007 AND AUTHORIZES ADDITIONAL SHARE REPURCHASES
East Lansing, Mich. (October 27, 2006)
American Physicians Capital, Inc. (NASDAQ:ACAP) today announced that the Company’s Board of Directors has adopted a new stock repurchase plan for 2007 under Rule 10b5-1 of the Securities Exchange Act of 1934 and authorized the repurchase of $32 million of its common shares pursuant to the 2007 10b5-1 plan. In addition, the Board authorized the rollover of any unused dollars allocated to the 2006 10b5-1 plan adopted by the Board in April 2006.
The 2006 10b5-1 plan terminates on the earliest of: the close of business on December 31, 2006 or the time that the $30 million share authorization is fully utilized. As of today, the Company has approximately $7.2 million remaining under the 2006 10b5-1 plan.
The share repurchases under the 2007 Rule 10b5-1 plan are expected to commence on January 1, 2007 and continue through the earlier of December 31, 2007 or the repurchase of the full amount authorized to be purchased under the plan, subject to conditions specified in the 2007 10b5-1 plan. The Company may terminate the plan at any time.
“We believe our share repurchase program continues to be an effective capital management strategy that maximizes value per share,” stated President and Chief Executive Officer R. Kevin Clinton.
Depending on market conditions, the Company may conduct additional discretionary repurchases in the open market or in privately negotiated transactions during its normal trading windows. Any discretionary repurchases will be made under the existing November 2, 2005 authorization, which had approximately 270,000 shares remaining as of September 30, 2006.
Corporate Description
American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.

Forward-Looking Statement
Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. These include statements concerning expected commencement of repurchases under the 10b5-1 plan and the continuance of repurchase transactions during both future blackout periods and normal trading windows. In addition, when we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, unexpected requirements for cash, including for acquisitions, changes in the Company’s business prospects, the market price of the Company’s stock, unexpected changes in the financial market conditions, and any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission under the Securities Exchange Act of 1934. APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by law.

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